Exhibit 99.1

FOR IMMEDIATE RELEASE	10-07

Contact:
Rhonda Carroll
Corporate Secretary
713.787.3118

ENCORE BANCSHARES, INC. ANNOUNCES COMPLETION OF SALE OF TAMPA

BAY AREA DEPOSITS TO HOMEBANC, N.A.

HOUSTON – June 1, 2010 – Encore Bancshares, Inc. (NASDAQ: EBTX) today announced that its subsidiary, Encore Bank, N.A., has completed the sale of $50.4 million of deposits associated with its offices in Clearwater and Belleair Bluffs, Florida to HomeBanc National Association.

“We believe this transaction is beneficial to all parties,” said James S. D’Agostino, Jr., Encore Bancshares’ Chairman and Chief Executive Officer. “Encore Bank will focus its efforts on growing our franchise in Houston – one of the most attractive markets in the U.S. Our clients will continue to have great service and quality products provided by a local Tampa Bay bank.”

The acquired deposits represent approximately 4.2% of Encore Bank’s total deposits at March 31, 2010. The terms of the transaction were not announced but Encore has previously indicated that a gain on the sale of these deposits will be recognized in the second quarter of 2010.

About Encore Bancshares

Encore Bancshares, Inc. is a financial holding company headquartered in Houston, Texas and offers a broad range of banking, wealth management and insurance services through Encore Bank, N.A. and its affiliated companies. Encore Bank operates 11 private client offices in the Greater Houston area and four in southwest Florida. Headquartered in Houston and with $1.6 billion in assets, Encore Bank builds relationships with professional firms, privately-owned businesses, investors and affluent individuals. Encore Bank offers a full range of business and personal banking products and services, as well as financial planning, wealth management, trust and insurance products through its trust division, Encore Trust, and its affiliated companies, Linscomb & Williams and Town & Country Insurance. Products and services offered by Encore Bank’s affiliates are not FDIC insured. The Company’s common stock is listed on the NASDAQ Global Markets under the symbol “EBTX”.

Safe Harbor Statement

This press release may include certain forward-looking information about Encore Bancshares that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to competitive pressure among financial institutions; volatility and disruption in national and international financial markets; government intervention in the U.S. financial system; our ability to expand and grow our businesses and operations and to realize the cost savings and revenue enhancements expected from such activities; a deterioration of credit quality or a reduced demand for credit; incorrect assumptions underlying the establishment of and provisions made to the allowance for loan losses; changes in the interest rate environment; the continued service of key management personnel; our ability to attract, motivate and retain key employees; changes in availability of funds; general economic conditions, either nationally, regionally or in the market areas in which we operate; legislative or regulatory developments or changes in laws; changes in the securities markets and other risks that are described from time to time in our 2009 Annual Report on Form 10-K and other reports and documents filed with the Securities and Exchange Commission.

Encore Bank, N.A. | Nine Greenway Plaza, Suite 1000 | Houston, Texas 77046

www.encorebank.com

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